EXHIBIT 99.1

     Investor Relations Contact:                 Public Relations Contact:
     Meredith Mendola                            Maria Battaglia
     781-370-6151                                781-370-5245
     mmendola@ptc.com                            mbattaglia@ptc.com


                  PTC Reports Fiscal 2004 Third Quarter Results

      - Company Drives Significant Growth in Net Income and Cash Position -

NEEDHAM, Mass., July 21, 2004 - PTC (Nasdaq: PMTC), the product development company(TM), today reported revenue totaling $168.4 million for the third quarter ended July 3, 2004, up 2% from $165.2 million for the same period last year. Revenue also grew 2% sequentially, from $164.7 million in the second quarter of fiscal 2004.

Net income for the third quarter was $16.1 million, or $0.06 per diluted share, compared with a net loss of $33.8 million, or a loss of $0.13 per share, in the year-ago period. On a sequential basis, net income improved from $3.2 million, or $0.01 per diluted share, in the second quarter of 2004. The third quarter net income includes restructuring charges of $3.5 million, compared with restructuring and other charges of $15.1 million in the year-ago period, and restructuring and other charges of $16.7 million in the second quarter of 2004. Cash and investments grew 16% sequentially to $257.7 million at the end of the third quarter, from $221.7 million at the end of the second quarter.

"Solid execution has resulted in significant earnings improvement and a return to year-over-year revenue growth," said C. Richard Harrison, president and chief executive officer. "The work we've done to bring exciting new products to market, combined with significant restructuring of our distribution and services delivery models, has enabled us to improve our third quarter net income by nearly $50 million year-over-year. We are proud of this performance and of the dedication of PTC employees who helped achieve these results."

Total design solutions revenue for the third quarter was $121.6 million, compared to $123.0 million in the second quarter. Design solutions license revenue was $35.9 million, down from $38.0 million in the second quarter due to fewer large transactions. Design solutions maintenance revenue continued to grow, a positive indicator of the success of Pro/ENGINEER Wildfire in the existing customer base.

Total Windchill revenue in the third quarter grew 12% sequentially to $46.8 million, from $41.7 million in the second quarter. Windchill license revenue was $16.5 million, up 27% from $12.9 million in the prior quarter. Windchill Link solutions license revenue represented 44% of overall Windchill license revenue. Improved revenue performance from consulting services and maintenance contracts also contributed to the total Windchill growth during the quarter.

In the third quarter, PTC received orders from leading manufacturing organizations such as Air France Industries, Boeing Company, Chrysler Corporation, DBT GmbH, Eni S.p.A., Fraunhofer Gesellschaft, Hino Motors, Komatsu, LG Electronics, Otis Elevator Company, Tenneco Automotive, Toyota Motor Corporation and the United States Army. Additionally, orders from our reseller channel resulted in $13.4 million in license revenue during the quarter, a 6% sequential decline, but a 39% year-over-year increase.

"We have shown steady improvements in our financial and operating results and have performed well in each quarter of Fiscal 2004 to date," continued Harrison. "We are on track to achieve our longer-term goal of operating margins in excess of 20%. I am confident in our ability to grow our revenue to reach this goal by leveraging our industry-leading solutions in the growing PLM market, and by focusing on strategic corporate development opportunities."

Fourth Quarter 2004 Financial Outlook
PTC's revenue forecast for the fourth quarter of fiscal 2004 is between $165 million and $172 million. Total operating expense is expected to be approximately $145 million. The Company expects earnings per share on a GAAP basis to be between $0.05 and $0.08.

The Company will provide detailed financial information and an outlook update on its third quarter results conference call and live webcast on July 21, 2004 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 888-970-4169 (in the U.S.) or +1-312-470-7002 (international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on July 26, 2004. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 203-369-1778.

The Company's unaudited consolidated statements of operations, the unaudited condensed consolidated balance sheets, and the unaudited condensed consolidated statements of cash flows for the third quarter are attached.

About PTC
PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. With a total commitment to product development and product lifecycle management (PLM), the Company services more than 35,000 customers worldwide. PTC is included in the S&P 500 and Russell 2000 indices. Further information on PTC is available at http://www.ptc.com.

Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the growth of the PLM market and our ability to facilitate our customers' understanding of the benefits of our PLM solutions and differentiated product development system offering, including return on investment, ease of use, and value creation in order to create the foundation for future revenue growth; the success of our efforts to leverage our distribution model (including effectively coordinating our indirect channel sales activities), our customer relationships, our new reduced cost structure, and strategic corporate development opportunities to achieve our longer term revenue growth and operating margin goals; our ability to achieve financial and operating goals (including our fourth quarter revenue and earnings targets) with our significantly reduced cost structure; and continued improvement in the IT spending environment which until recently has been weak and has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.

PTC, The Product Development Company, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                        PARAMETRIC TECHNOLOGY CORPORATION
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)


                             Three Months Ended           Nine Months Ended
                       ---------------------------------------------------------
                            July 3,      June 28,       July 3,      June 28,
                             2004         2003           2004         2003
                       ---------------------------------------------------------

Revenue:
  License                 $  52,405    $  48,621      $ 146,893    $ 155,382
  Service                   115,972      116,623        343,002      352,855
                       ---------------------------------------------------------
Total revenue               168,377      165,244        489,895      508,237
                       ---------------------------------------------------------

Costs and expenses:
  Cost of license revenue     2,260        2,875          6,301        7,498
  Cost of service revenue    43,764       52,420        132,440      151,744
  Sales and marketing        55,237       72,329        170,554      231,401
  Research and development   26,250       31,880         82,609       95,722
  General and
    administrative           13,369       17,931         42,693       50,108
  Amortization of other
    intangible assets         1,227        1,459          3,972        4,400
  Restructuring and other
    charges                   3,548       15,134         41,848       15,134
                       ---------------------------------------------------------
Total costs and expenses    145,655      194,028        480,417      556,007
                       ---------------------------------------------------------

Operating income (loss)      22,722      (28,784)         9,478      (47,770)
  Other income (expense),
    net                        (300)         (10)          (613)      (1,462)
                       ---------------------------------------------------------
Income (loss) before
    income taxes             22,422      (28,794)         8,865      (49,232)
  Provision for income
    taxes                     6,287        4,968         16,096       11,089
                       ---------------------------------------------------------
Net income (loss)         $  16,135    $ (33,762)     $  (7,231)   $ (60,321)

                       =========================================================

Net income (loss)
    per share:
  Basic                   $    0.06    $   (0.13)     $   (0.03)   $   (0.23)
   Weighted average
     shares outstanding     268,104      264,487        267,292      263,625

  Diluted                 $    0.06    $   (0.13)     $   (0.03)   $   (0.23)
   Weighted average
     shares outstanding     274,983      264,487        267,292      263,625

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                             July 3,            September 30,
                                              2004                   2003
                                     -------------------------------------------

ASSETS

Cash and investments                       $ 257,741              $ 205,312
Accounts receivable, net                     144,126                140,151
Property and equipment, net                   57,354                 73,563
Goodwill and other intangibles, net           58,536                 51,851
Other assets                                  95,399                106,813

                                     -------------------------------------------
Total assets                               $ 613,156              $ 577,690

                                     ===========================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue                           $ 202,165              $ 173,015
Total liabilities                            216,072                209,517
Stockholders' equity                         194,919                195,158
                                     -------------------------------------------
Total liabilities and
  stockholders' equity                     $ 613,156              $ 577,690

                                     ===========================================

                        PARAMETRIC TECHNOLOGY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)


                             Three Months Ended           Nine Months Ended
                       ---------------------------------------------------------
                            July 3,      June 28,       July 3,      June 28,
                             2004         2003           2004         2003
                       ---------------------------------------------------------

 Cash flows from operating
    activities:
   Net income (loss)      $  16,135    $ (33,762)     $  (7,231)   $ (60,321)
   Depreciation and
    amortization              8,776        9,931         27,518       31,166
   Other                     21,633       30,766         41,429       39,184
                       ---------------------------------------------------------
 Net cash provided by
    operating activities     46,544        6,935         61,716       10,029

 Capital expenditures        (1,917)      (6,815)        (7,609)     (20,100)
 Acquisition of a business   (9,822)         -           (9,822)         -
 Other investing and
    financing activities        446         (242)         5,217        3,631
 Foreign exchange impact
    on cash                     825        2,847          2,927        4,288
                       ---------------------------------------------------------

 Net change in cash
    and investments          36,076        2,725         52,429       (2,152)
 Cash and investments,
    beginning of period     221,665      205,537        205,312      210,414
                       ---------------------------------------------------------
 Cash and investments,
    end of period         $ 257,741    $ 208,262      $ 257,741    $ 208,262

                       =========================================================